Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

OMNIBUS AGREEMENT

by and among

Taboola.com Ltd.

College Top Holdings, Inc.

and

Yahoo AdTech JV, LLC

Dated as of November 28, 2022

i

ii

ANNEXES

Annex I	–	Form of Voting and Support Agreement
Annex II	–	Form of Investor Rights Agreement
Annex III	–	Form of Articles Amendment

SCHEDULES

Schedule I	–	Required Approvals
Schedule II	–	Knowledge Parties
Schedule III	–	In-Scope Employees
Schedule IV	–	Mutual Tax Commitments

iii

THIS OMNIBUS AGREEMENT, dated as of November 28, 2022 (this “Agreement”), by and among Taboola.com Ltd., a company organized under the Laws of the State of Israel (the “Company”), College Top Holdings, Inc., a Delaware corporation (“Yahoo”), and Yahoo AdTech JV, LLC, a Delaware limited liability company (“Yahoo Adtech” and together with Yahoo, the “Yahoo Parties”).

WHEREAS, concurrently with the entry into this Agreement, each of the Company and Yahoo will, or will cause its applicable Subsidiaries to, execute and deliver that certain Digital Property and Demand Services Agreement (the “Commercial Agreement”);

WHEREAS, at the Closing, the Company desires to issue to Yahoo, and Yahoo shall receive from the Company, pursuant to the terms and conditions set forth in this Agreement, the Primary Issuance Company Ordinary Shares (as defined below) and the Primary Issuance Company Non-Voting Ordinary Shares (as defined below);

WHEREAS,  the Company (i) is the parent company of the Taboola group, which includes Taboola.com Ltd. and its direct and indirect Subsidiaries (collectively, the “Taboola Group”) and (ii) operates the Taboola platform for native advertising;

WHEREAS, Taboola Inc. (i) is a wholly owned subsidiary of the Company and (ii) engages in the procurement of services from third party publishers to the Taboola platform;

WHEREAS, Yahoo Adtech operates the Gemini Platform (as defined below), which provides publisher services for native advertising;

WHEREAS, the Company (i) is procuring, on behalf of the Taboola Group, exclusive rights for the Taboola platform to provide publisher services for native advertising to Yahoo for a period of 30 years in accordance with the terms and conditions of the Commercial Agreement, but (ii) is not receiving any right in, or access to, the Gemini Platform source code thereunder;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Transactions (as defined below) and the transactions contemplated by the Commercial Agreement, including the Primary Issuance (as defined below), the Articles Amendment (as defined below) and the creation of Company Non-Voting Ordinary Shares (as defined below), are fair to, and in the best interests of, the Company and its shareholders, (ii) approved the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the Transactions, including the Primary Issuance, the Articles Amendment and the creation of Company Non-Voting Ordinary Shares, and the transactions contemplated by the Commercial Agreement, and (iii) resolved to recommend that the holders of Company Ordinary Shares vote in favor of each of the Company Shareholder Proposals (as defined below) (the “Company Board Recommendation”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company (the “Supporting Shareholders”) delivered a Voting and Support Agreement to the Yahoo Parties (the “Voting and Support Agreement”), in the form attached hereto as Annex I hereto, pursuant to which each Supporting Shareholder has agreed to vote in favor of and support each of the Company Shareholder Proposals, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.  (a)  As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.  Notwithstanding anything herein to the contrary, for purposes of this Agreement, other than in the case of the definition of “Related Parties,” Section 3.20, Section 4.12, Section 5.03, Section 7.03 and Section 8.14, no portfolio company (other than Yahoo and their respective Subsidiaries) or investment fund or account affiliated with or managed by affiliates of Apollo Global Management, Inc., shall be deemed Affiliates of any of the Yahoo Parties or their respective Subsidiaries, nor shall any of the Yahoo Parties or their respective Subsidiaries be deemed Affiliates of any portfolio company (other than any of Yahoo or their respective Subsidiaries) or investment fund or account affiliated with or managed by affiliates of Apollo Global Management, Inc.

“Articles Amendment” means the amendment to the Company Articles as set forth in Annex III hereto.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the Cities of New York, New York, Los Angeles, California or Tel Aviv, Israel are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986.

“Company Articles” means the Articles of Association of the Company, as in effect as of the date of this Agreement.

“Company Non-Voting Ordinary Shares” means the Non-Voting Ordinary Shares, no par value, of the Company.

“Company Ordinary Shares” means the Ordinary Shares, no par value, of the Company.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Option” means an option to purchase Company Ordinary Shares granted under any Company Stock Plan.

“Company Registered Intellectual Property Rights” means all Intellectual Property Rights that (i) have been registered, issued, filed, certified or otherwise recorded with or by any Governmental Authority or any domain name registrar, or any applications for any of the foregoing, and (ii) are owned or purported to be owned by the Company or its Subsidiaries.

“Company Requisite Shareholder Approval” means the approval of the Company Shareholder Proposals by the holders of a majority of the Company Ordinary Shares voted (in person or by proxy) on such matter (excluding any absentee votes and any other shares to be excluded pursuant to the applicable provisions of the ICL) at a meeting of the Company shareholders duly called and held for such purpose.

“Company Restricted Stock Award” means an award in respect of Company Ordinary Shares subject to vesting, repurchase or other lapse restriction granted under any Company Stock Plan.

“Company RSU Award” means an award of restricted stock units that corresponds to a number of Company Ordinary Shares granted under any Company Stock Plan.

“Company Shareholder Proposals” means proposals to approve the Primary Issuance for purposes of Nasdaq Rule 5635(d) and the Articles Amendment.

“Company Stock Plans” means the Company’s 2007 Share Option Plan, 2016 Share Incentive Plan, 2017 Executive Share Incentive Plan, 2020 Share Incentive Plan, 2021 Share Incentive Plan, and applicable award agreements issued thereunder, in each case, as amended or restated from time to time.

“Company Warrant” means each warrant of the Company entitling the holder to purchase one Company Ordinary Share per warrant at a price of $11.50 per share.

“Comparable Position” means a position in which the In-Scope Employee (a) continues to have substantially similar responsibilities, but working on matters relating to the Company’s existing processes and platforms and (b) is not required to relocate from the In-Scope Employee’s principal business location immediately prior to the Closing unless such relocation is less than twenty (20) miles from the In-Scope Employee’s principal business location immediately prior to the Closing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Protection Law” means all applicable Laws to the extent relating to the security, collection, protection, processing, storage, transfer and use of Personal Data in any relevant jurisdiction, including without limitation the Federal Trade Commission Act, the California Consumer Privacy Act, any state data breach notification Law, the Israeli Privacy Protection Law, 5741-1981 and the regulations promulgated thereunder and any guidance provided by the Israeli Privacy Protection Authority (collectively, the “Israeli Privacy Law”), Universal Service Directive 2009/136/EC, the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means that certain Credit Agreement, dated as of September 1, 2021, by and among the Company, Taboola, Inc., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time.

“Fraud” means common law intentional fraud (and not a constructive fraud or negligent or reckless misrepresentation or omissions) by a party in the making of the representations and warranties set forth in Article III and Article IV.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gemini Platform” means the Gemini platform for native advertising that, as of the Closing Date, is operated by Yahoo Adtech and its Subsidiaries under the Yahoo Master Publisher Agreement.  For the avoidance of doubt, the Gemini Platform does not include the Yahoo Parties’ or their respective Affiliates’ demand-side platform that serves native advertising programmatically or any other advertising solutions owned or operated by the Yahoo Parties or their Affiliates.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“ICA” means the Israeli Competition Authority.

“ICL” means the Israel Companies Law, 5759-1999, and the rules and regulations promulgated thereunder.

“In-Scope Employee” means each individual (a) who is listed on Schedule III, (b) who is hired or designated by a Yahoo Party or any of its Subsidiaries to replace any individual referenced in clause (a) in the event that (i) such individual’s employment terminates prior to the applicable Transition Date, (ii) such individual does not timely receive a Qualifying Offer or (iii) such individual receives but rejects a Qualifying Offer; provided, that, in the case of each of clauses (i), (ii) and (iii), such individual who is hired or designated as a replacement (A) has the appropriate skills, abilities and experience for the position that was held by the In-Scope Employee that such individual is replacing as listed on Schedule III and (B) is located in (x) the same jurisdiction as the individual that such individual is replacing as listed on Schedule III or (y) the United States or Israel or (b) whom the parties hereto mutually agree should be treated as an “In-Scope Employee”.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property rights, industrial property rights and proprietary rights worldwide, whether registered or unregistered, including rights in and to (a) patents, utility models and inventor’s certificates (and any applications for any of the foregoing) and inventions and invention disclosures (whether or not patentable), (b) copyrights and moral rights, (c) trade secrets, know-how, proprietary information (such as processes, formulae, models and methodologies), business or financial information, technical or engineering information and other non-public or confidential information (“Trade Secrets”), (d) trademarks, trade names, logos, service marks, trade dress, logos, slogans, corporate names, DBAs, other similar designations of source or origin and general intangibles of like nature and any all goodwill associated therewith and symbolized thereby (“Trademarks”), (e) domain names and uniform resource locators, and (f) any provisionals, divisionals, continuations, continuations-in-part, renewals, revisions, reissuances, re-examinations and extensions of any of the foregoing (as applicable).

“Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into by and between the Company and the Yahoo Parties on the Closing Date, the form of which is attached hereto as Annex II hereto, with such changes as may be mutually agreed upon by the parties hereto.

“ISA” means the Israeli Securities Authority.

“Israeli Competition Commissioner” means the Director General of the ICA.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Schedule II after reasonable due inquiry by such individuals.

“Material Adverse Effect” means any effect, change, event or occurrence that (x) has a material adverse effect on the business, results of operations, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent or materially delay, interfere with, hinder or impair the performance by the Company of the Transaction Documents or consummation by the Company of the Transactions or the transactions contemplated by the Commercial Agreement on a timely basis in accordance with the terms of this Agreement; provided, however, that for purposes of the foregoing clause (x) none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in, or issuances of new, Laws or GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the execution, announcement or performance of this Agreement or the consummation of the Transactions or the transactions contemplated by the Commercial Agreement, including the impact thereof on relationships, contractual or otherwise, with publishers, advertisers, customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Transactions or the transactions contemplated by the Commercial Agreement (other than, in each case, for purposes of any representation or warranty set forth in Section 3.03 or Section 3.04), (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Yahoo’s prior written consent or at Yahoo’s prior written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any decline in the market price, or change in trading volume, of the Company Ordinary Shares or any other capital stock of the Company, or (7) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (7) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means the Nasdaq Global Select Market.

“Offer Date” means for each In-Scope Employee who (x) is an In-Scope Employee as of the date hereof, five (5) days prior to the Closing Date, or (y) is hired or designated as an In-Scope Employee after the date hereof, the later of (A) ten (10) days after the latest of (i) the date that of such hire or designation and (ii) the date that the Yahoo Parties actually provides the Company with sufficient information to make a Qualifying Offer and (B) five (5) days prior to the Closing Date.

“Open Source License” means any license or other right to use software that, as a condition of use, copying, modification or redistribution, (a) requires such software or any software that contains, is derived from, or links to such software to be made available in source code form, (b) prohibits or limits the availability to charge fees or other consideration, (c) grants any license or other right to any Person to decompile or otherwise reverse-engineer such software or any software that contains, is derived from, or links to such software or (d) requires the licensing of any such software or any software that contains, is derived from, or links to such software for the purpose of making derivative works.

“Organizational Documents” means with respect to a Person, the certificate or articles of incorporation or association, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means any information concerning an identified or identifiable natural person, including information that alone or in combination with other information identifies, or could be used to identify, a natural person, device or household, and including information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law, including “information” under Israeli Privacy Law.

“Primary Issuance Company Non-Voting Ordinary Shares” means the number of Company Non-Voting Ordinary Shares equal to (i) (x) 24.99% of the issued and outstanding Company Ordinary Shares as of immediately prior to the Closing divided by (y) 75.01%, less (ii) a number of Company Ordinary Shares equal to the aggregate number of Primary Issuance Company Ordinary Shares; provided, however, that if the Closing occurs on a date that is more than three months following the date hereof, then the reference in clause (i) of this definition above to “prior to the Closing” shall be to “prior to the date which is three months following the date hereof”.

“Primary Issuance Company Ordinary Shares” means the number of Company Ordinary Shares equal to the lesser of (a) 19.9% of the issued and outstanding Company Ordinary Shares as of immediately prior to the Closing, rounded down to the nearest whole share, and (b) the number of Company Ordinary Shares having an aggregate fair market value equal to one hundred million dollars ($100,000,000), with such fair market value determined using the lowest closing trading price of a Company Ordinary Share during the forty five (45) day period prior to the Closing; provided that if the Closing Date is within forty five (45) days of the date hereof, the referenced closing trading price shall not be lower than the price of a Company Ordinary Share as of the close of trading on the Trading Day immediately prior to the date hereof.

“Proxy Statement” means a written proxy statement to be sent to the Company shareholders (together with any amendments or supplements thereto) with respect to the Company Shareholder Meeting.

“Privacy Policy” means all internal, published or publicly-facing policies and procedures relating to Personal Data, including any privacy- or security-related representations, obligations or promises made on or in connection with the products and services of the Company, and relating to Personal Data.

“Regulatory Laws” means, collectively, any Laws of any jurisdiction or any country that are designed or intended to prohibit, restrict, regulate, or screen foreign investments into such country or jurisdiction or actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Approvals” means each of the required approvals set forth in Schedule I.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

 “Takeover Statute” means “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar Law.

“Tax” means any item in the nature of a tax imposed or collected by any Governmental Authority, including any U.S. federal, state, local or non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, services, goods and services, digital services (or similar including digital advertising), payroll, sales, employment, unemployment, disability, wage, mortgage, lease, use, real property, personal property (tangible and intangible), premium, escheat, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, together with all interest, fines, penalties, surcharges and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Tax Return” means all returns, declarations, statements, and reports (including any attached schedules thereto or amendments thereof) filed or required to be filed with a Tax authority, including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure.

“Technology” means any or all of the following: (a) works of authorship, including software and documentation; (b) inventions (whether or not patentable), discoveries and improvements, methods and processes; (c) Trade Secrets; (d) databases, data compilations and collections and customer and technical data; (e) devices, prototypes, designs and schematics; and (f) tangible items related to, constituting, disclosing or embodying any Intellectual Property Rights or any or all of the foregoing, including all versions thereof.

“Trading Day” shall means any day on which the Ordinary Shares are actually traded on NASDAQ or such other stock market on which the Ordinary Shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, the Commercial Agreement, the Investor Rights Agreement, the Voting and Support Agreements, the Articles Amendment and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Commercial Agreement, the Investor Rights Agreement, the Voting and Support Agreements and the Articles Amendment.

“Transactions” means the Primary Issuance, the Articles Amendment, the creation of Company Non-Voting Ordinary Shares (as defined below) and the other transactions contemplated by this Agreement, the Investor Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated hereby or thereby; provided that, for purposes of this Agreement, in no event shall “Transactions” be deemed to include the transactions contemplated by the Commercial Agreement.

“Transfer Taxes” means any transfer, real property transfer, documentary, sales, use, stamp, registration, recording, issuance, securities transaction and value added Taxes and any other similar Taxes.

“Transition Date” with respect to an In-Scope Employee means the earlier of (i) the Transition Period End Date (as defined in the Commercial Agreement) and (ii) the date on which the Yahoo Parties reasonably determine in consultation with the Company that such In-Scope Employee should commence employment with the Company or one of its Subsidiaries, taking into account the extent to which all native advertising customer accounts serviced by the Gemini Platform on websites owned and operated by Yahoo Inc. and its Affiliates and the ongoing native advertising campaigns serviced through the Gemini Platform for all such customers, in each case, as of the date hereof, on which such In-Scope Employee works have been fully migrated to the Company or one of its Subsidiaries.  For clarity, the Transition Dates applicable to the In-Scope Employees need not be the same as one another.

“Yahoo Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the performance by the Yahoo Parties of the Transaction Documents or (ii) the consummation by the Yahoo Parties of the Transactions or the transactions contemplated by the Commercial Agreement on a timely basis in accordance with the terms of this Agreement.

(b)        In addition to the terms defined in Section 1.01(b), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
2024 Annual Meeting	0
Action	Section 3.07
Agreement	Preamble
Applicable Date	Article III
Applicable Yahoo W-9	Section 2.02(a)(ii)(B)
Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Capitalization Date	Section 3.02(a)
Closing	Section 2.02
Closing Date	Section 2.02
Commercial Agreement	Recitals
Company	Preamble
Company 401(k) Plan	Section 5.11(g)(iii)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Fundamental Representations	Section 6.03(a)
Company Material Software	Section 3.09(f)
Company Payment Amount	Section 7.03(b)
Company Requisite Shareholder Approval	Section 3.03(a)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Shareholder Meeting	Section 5.08(b)
Confidential Information	Section 5.04
Confidentiality Agreement	Section 5.04
Contract	Section 3.03(b)
Filed SEC Documents	Article III
Initial Lock-Up Amount	Section 5.08(d)
Interim Period	Section 5.11(b)
Investment Company Act	Section 3.16
Israeli Competition Approval	Section 3.04
Israeli Privacy Law	Section 1.01
IT Assets	Section 3.17
Judgments	Section 3.07
Laws	Section 3.08
Migration	Section 5.11(c)
Permits	Section 3.08
Primary Issuance	Section 2.01(b)
Qualifying Offer	Section 5.11(a)
Regulatory Approvals	Section 5.02(a)
Related Parties	Section 8.14
Restraints	Section 6.01(c)
Retention Award	Section 5.11(c)
Sarbanes Oxley Act	Section 3.05(d)
Significant Subsidiaries	Section 3.01(c)
Taboola Group	Preamble
Termination Date	Section 7.01(b)

Termination Payments	Section 5.11(e)
Transitioned Employee	Section 5.11(a)
Yahoo	Preamble
Yahoo Adtech	Preamble
Yahoo Board Nominee	0
Yahoo Fundamental Representations	Section 6.02(a)
Yahoo LTI Award	Section 5.11(d)
Yahoo Parties	Preamble

ARTICLE II

COMMERCIAL AGREEMENT; PRIMARY ISSUANCE

Section 2.01         Commercial Agreement; Primary Issuance.

(a)         On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, (i) each of the Company and the Yahoo Parties will, or will cause its respective Subsidiaries to, execute and deliver the Commercial Agreement, and (ii) each of the parties hereto will consummate all of the other Transactions to be consummated at the Closing in accordance with this Agreement and the transactions contemplated by the Commercial Agreement.

(b)         On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, in consideration of the transactions contemplated by this Agreement and the Commercial Agreement, the Company shall issue the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares (in each case, free and clear of all liens, except restrictions imposed by applicable securities Laws, the Company Articles (as amended by the Articles Amendment) and the Transaction Documents), to the designated Yahoo Party (or Yahoo Parties) or one or more Subsidiaries of the Yahoo Parties (in each case, as identified by Yahoo to the Company at least two (2) days prior to Closing).  The delivery of the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares by the Company as contemplated by this Section 2.01 is referred to as the “Primary Issuance”.

Section 2.02      Closing.  On the terms of this Agreement, the execution and delivery of the Commercial Agreement and the consummation of the Primary Issuance (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the second Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) either (i) remotely via telephone or video conference, (ii) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or (iii) at such other place, time or date as shall be agreed between the Company and the Yahoo Parties (the date on which the Closing occurs, the “Closing Date”).

(a)          At the Closing:

(i)          the Company shall  deliver to the designed Yahoo Party (or Yahoo Parties) or one or more Subsidiaries of the Yahoo Parties (in each case, as identified by Yahoo to the Company at least two (2) days prior to Closing):

(A)       evidence of book-entry transfer of the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares; and

(B)       a duly executed counterpart to each of the Transaction Documents to which the Company or any of its Affiliates is a party.

(ii)          The Yahoo Parties shall, and shall cause their respective applicable Subsidiaries to, deliver to the Company:

(A)       a duly executed counterpart to each of the Transaction Documents to which Yahoo or any of its Affiliates is a party; and

(B)      a duly completed and properly executed Internal Revenue Service Form W-9 for each Yahoo Party (each, an “Applicable Yahoo W-9”).

Section 2.03         Mutual Tax Commitments.  The parties hereto hereby acknowledge and agree to the additional terms and conditions set forth on Schedule IV hereto, which is hereby incorporated by reference herein in its entirety.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Yahoo Parties that, except as disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and remaining publicly available) after February 10, 2021 (the “Applicable Date”) and prior to the date hereof (the “Filed SEC Documents”), other than any non-factual statements included in any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.02(a), 3.03, 3.11 and 3.12):

Section 3.01         Organization; Standing; Subsidiaries.

(a)          The Company is a corporation duly organized and validly existing under the Laws of Israel, is not a “defaulting company” as such term is defined in the ICL, and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Company’s Organizational Documents are included in the Filed SEC Documents.  Except as disclosed in the Filed SEC Documents, the Company is not in violation of its Organizational Documents.

(b)         Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)         The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries listed in Exhibit 8.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 except for Subsidiaries that would not constitute a “significant subsidiary” (as defined in Rule 405 under the Securities Act).  Each of Taboola Brasil Internet Ltda., a private limited company organized in Brazil, Taboola, Inc., a Delaware corporation, Taboola Europe Limited, a private limited company organized in the United Kingdom, Shop Holding Corporation, a Delaware corporation, Connexity, Inc., a Delaware corporation, and Skimbit Ltd., a private limited company organized in the United Kingdom (collectively, the “Significant Subsidiaries”), is wholly owned, directly or indirectly, by the Company and is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) of the Company.  All of the issued and outstanding shares of capital stock or other ownership interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and, in the case of corporations, are fully paid and non-assessable, and (ii) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in the Filed SEC Documents, the Significant Subsidiaries are not in violation of their respective Organizational Documents in any material respect .

Section 3.02         Capitalization.

(a)          The authorized capital stock of the Company consists of 700,000,000 Company Ordinary Shares.  As of the Closing Date, following the Articles Amendment, the authorized capital stock of the Company shall consist of 700,000,000 Company Ordinary Shares and 46,000,000 Company Non-Voting Ordinary Shares.  At the close of business on November 27, 2022 (the “Capitalization Date”), (i) 253,339,827 Company Ordinary Shares were issued and outstanding (excluding 2,454,021 Company Ordinary Shares held for potential future issuance) and no Company Ordinary Shares were held by the Company in its treasury; (ii) 12,349,990 Company Warrants to purchase Company Ordinary Shares were issued and outstanding, and (iii) there were (A) 35,919,087  Company Ordinary Shares subject to outstanding Company Options, and (B) 24,359,467 Company Ordinary Shares subject to outstanding Company RSU Awards, in each such case as granted or provided for under any Company Stock Plan.  From the close of business on the Capitalization Date until the date of this Agreement, no options or other awards to purchase Company Ordinary Shares have been granted and no Company Ordinary Shares have been issued, except for Company Ordinary Shares issued pursuant to the exercise of Company Options or the vesting and/or settlement of Company RSU Awards or Company Restricted Stock Awards, in all cases, in accordance with the terms of the Company Stock Plans.

(b)         Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of Taxes with respect to the exercise of Company Options or the vesting and/or settlement of Company RSU Awards or Company Restricted Stock Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  Except as disclosed in the Filed SEC Documents, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding Company Ordinary Shares have been duly authorized and validly issued and are fully paid, non-assessable and were not issued in violation of the Company’s Organizational Documents or any preemptive right, resale right, right of first refusal or similar right.  The Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares (including any Company Ordinary Shares issuable upon conversion thereof) will be, when issued, duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable federal and state securities laws.  No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to the Company Ordinary Shares or Company Non-Voting Ordinary Shares. The Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares (including any Company Ordinary Shares issuable upon conversion thereof) have been or will be prior to the Closing duly reserved for such issuance.

Section 3.03         Authority; Noncontravention.

(a)         The Company has, and, as applicable, its Subsidiaries have, all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, and to perform its and their obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated by the Commercial Agreement, and with respect to corporate action, subject only to receipt of the Company Requisite Shareholder Approval.  The execution, delivery and performance by the Company and its Subsidiaries, as applicable, of this Agreement and the other Transaction Documents, and the consummation by the Company and its Subsidiaries, as applicable, of the Transactions and the transactions contemplated by the Commercial Agreement, have been duly authorized by the Company Board and no other corporate action on the part of the Company or its Subsidiaries, as applicable, is necessary to authorize the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of this Agreement and the other Transaction Documents and the consummation by the Company and its Subsidiaries, as applicable, of the Transactions and the transactions contemplated by the Commercial Agreement, subject only to the receipt of the Company Requisite Shareholder Approval.  This Agreement has been, and at the Closing the other Transaction Documents to which the Company and its Subsidiaries, as applicable, are party will be, duly executed and delivered by the Company and its Subsidiaries, as applicable, and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Yahoo Parties and their respective Affiliates, as applicable, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company and its Subsidiaries, as applicable, enforceable against the Company and its Subsidiaries, as applicable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).  The Company Board, at a meeting duly called and held in compliance with the requirements of ICL and the Company’s Organizational Documents, has (A) determined that this Agreement, the Transactions and the transactions contemplated by the Commercial Agreement, including the Primary Issuance, the Articles Amendment and the creation of Company Non-Voting Ordinary Shares, are fair to, and in the best interests of, the Company and its shareholders, (B) approved the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the Transactions and the transactions contemplated by the Commercial Agreement, including the Primary Issuance, the Articles Amendment and the creation of Company Non-Voting Ordinary Shares, and (C) resolved to make the Company Board Recommendation.  The Company Requisite Shareholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is required to approve the Transactions and the transactions contemplated by the Commercial Agreement, including the Articles Amendment, the creation of Company Non-Voting Ordinary Shares and the Primary Issuance.

(b)       Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company or its Subsidiaries, as applicable, nor the consummation by the Company of the Transactions and the transactions contemplated by the Commercial Agreement, nor performance or compliance by the Company or its Subsidiaries, as applicable, with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of, assuming the Articles Amendment has been adopted by the Company Requisite Shareholder Approval, the Company’s Organizational Documents or, if applicable, the Organizational Documents of any applicable Subsidiaries of the Company, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, and the Company Requisite Shareholder Approval has been obtained, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, as applicable or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any loan or credit agreement (including, for the avoidance of doubt, the Existing Credit Facility), indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries, as applicable, is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04        Governmental Approvals.  Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act (including the filing of the Proxy Statement with the SEC), (b) compliance with the rules and regulations of the NASDAQ, (c) filings required under, and compliance with any applicable requirements of any Regulatory Laws, including the filing with and approval of the Israeli Competition Commissioner (“Israeli Competition Approval”), and (d) compliance with any applicable state securities or “Blue Sky” laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions and the transactions contemplated by the Commercial Agreement, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05         Company SEC Documents; Undisclosed Liabilities.

(a)       The Company has filed or furnished with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act since the Applicable Date (collectively, the “Company SEC Documents”).  As of their respective SEC filing or furnishing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in any comment letters from the staff of the SEC received by the Company or its Subsidiaries relating to any of the Company SEC Documents, and the Company has not received any written inquiry or information request from the SEC as to any matters affecting the Company that has not been fully resolved.  As of the date of this Agreement, the Company is a “foreign private issuer” as such term is defined under the Exchange Act.  The Company has not been, and is not, under any obligation to file any reports, schedules, forms, statements or other documents with the ISA (except in connection with an offer of securities to employees, to the extent required under applicable Law).

(b)         The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing or furnishing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year‑end adjustments which are not material, individually or in the aggregate, and the absence of footnote disclosures).

(c)        Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, asserted or unasserted, known or unknown, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) specifically reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of September 30, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability for material breach of a Contract, tort, infringement or violation of Law), (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act except as disclosed in the Company SEC Documents.

(d)         The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company is, and has been since the Applicable Date, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder) (the “Sarbanes Oxley Act”).  Except as disclosed in the Company SEC Documents, since the Applicable Date through the date hereof, the Company has not identified any (i) material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Any change in internal control over financial reporting required to be disclosed in any Company SEC Document on or prior to the date of this Agreement has been so disclosed.

(e)         Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents filed with the SEC, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.05(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of Sarbanes-Oxley Act.

Section 3.06         Absence of Certain Changes.

(a)        Since December 31, 2021 until the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice.

(b)          Since December 31, 2021, there has not been any Material Adverse Effect.

Section 3.07        Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08         Compliance with Laws; Permits.  The Company and each of its Subsidiaries are and its and their business and operations are, and since the Applicable Date have been, in compliance with all local, state or federal laws, common law, statutes, ordinances, codes, rules or regulations and, where applicable, any binding interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration thereof (“Laws”) or Judgments applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries hold and maintain all licenses, registrations, franchises, permits, certificates, exemptions, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09        Intellectual Property.  (a) (i) The Company and its Subsidiaries own or possess adequate rights to use all Company-Owned Intellectual Property and other material Intellectual Property used in or held for use in the conduct of their respective businesses, and (ii) own all right, title and interest in and to the material Company-Owned Intellectual Property exclusively and free and clear of all liens, in each case (i) and (ii), except where the failure to own or possess such Intellectual Property Rights or Technology would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company Registered Intellectual Property Rights are valid, sustaining and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        To the Knowledge of the Company, the Company and its Subsidiaries’ conduct of their respective businesses (i) does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, and (ii) has not since the Applicable Date infringed, misappropriated, or otherwise violated any Intellectual Property of any Person, in each case (i) and (ii), in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(c)          To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice (i) of any claim of infringement, misappropriation or conflict with any Intellectual Property of any Person or (ii) challenging the use, validity, enforceability or ownership of any Company Owned Intellectual Property, in each case (i) and (ii), which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, nor is any such claim pending.

(d)        To the Knowledge of the Company, the Company-Owned Intellectual Property is not being infringed, misappropriated or otherwise violated by any Person in a manner that would reasonably be expected to result in a Material Adverse Effect, and no claims are pending or threatened against any Person by the Company or its Subsidiaries alleging the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)        Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to protect and maintain its Company-Owned Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material Trade Secrets in confidence.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no material proprietary software included in the Company-Owned Intellectual Property (“Company Material Software”) contains, is derived from, or links to any software that is governed by an Open Source License. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any source code for any Company Material Software to any escrow agent or any other Person.

Section 3.10        Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, complete and accurate in all respects, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (c) there are no liens for Taxes that have been imposed upon any property or assets of the Company or any of its Subsidiaries, except for Taxes that are not yet due and payable or which are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (d) the Company and each of its Subsidiaries has timely withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld from amounts paid or owing to any employee, creditor, holder of securities or other third party, (e) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing and (f) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of any applicable Law relating to Taxes.

Section 3.11        No Rights Agreement; Anti-Takeover Provisions.  As of the date hereof, the Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.12      Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions or the transactions contemplated by the Commercial Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.13         Sale of Securities.  Assuming the accuracy of the representations and warranties set forth in Section 4.08(a), the offer, sale and issuance of the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares pursuant to this Agreement and the Commercial Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 3.14        Listing and Maintenance Requirements.  The Company Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Company Ordinary Shares under the Exchange Act or delisting the Company Ordinary Shares from the NASDAQ, nor has the Company received as of the date of this Agreement any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

Section 3.15      Proxy Statement.  None of the information included or incorporated by reference in the Proxy Statement (and any amendment or supplement thereto) will, on the date it is filed with the SEC, on the date it is first mailed to the holders of Company Ordinary Shares and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of the Yahoo Parties or any of their Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.16        Investment Company.  The Company is not, and will not be, after giving effect to the offer and sale of the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares (a) required to register as an “investment company” (within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Section 3.17       Information Systems.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the information technology systems, network, interfaces, platform, equipment and software owned or used by the Company or any of its Subsidiaries in their respective businesses (the “IT Assets”) (a) except as described in the Company SEC Documents, have not materially malfunctioned or failed since the Applicable Date, and (b) are free of any viruses, “back doors,” “Trojan horses,” “time bombs, “worms,” “drop dead devices” or other software or hardware components that are designed to interrupt use of, permit unauthorized access to, or disable, damage or erase, any software material to the business of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery processes and procedures.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no person has gained unauthorized access to any material IT Asset or Personal Data collected by the Company or its Subsidiaries or on their behalf since the Applicable Date in a manner that has resulted or could reasonably be expected to result in material liability to the Company.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the IT Assets (i) are in good working order; (ii) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied; and (iii) are sufficient for the existing needs of the business of the Company and its Subsidiaries as it is currently conducted.

Section 3.18         Privacy.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in connection with the Company’s and its Subsidiaries’ collection, storage, transfer (including, without limitation, any transfer across national borders),  use or other processing of any Personal Data, the Company and its Subsidiaries are and since the Applicable Date have been in compliance with (i) all Data Protection Laws and PCI DSS, (ii) all applicable Privacy Policies and (iii) the requirements of any material Contract to which the Company or any of its Subsidiaries are a party.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the IT Assets and all Personal Data collected by the Company or its Subsidiaries or on their behalf from and against unauthorized access, use and/or disclosure, anticipated or actual threats or hazards to the security or integrity of Personal Data or from any loss of Personal Data.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have all authorizations, consents, data processing agreements and data transfer agreements and policies that are required to maintain compliance in all material respects under Data Protection Laws to receive, access, use, disclose or otherwise process the Personal Data in such entity’s possession or control; and any such transfer of Personal Data to or from any third parties does not conflict with or violate the Privacy Policies, any Data Protection Laws or PCI DSS.  Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of any Privacy Policies or any Data Protection Laws.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are (i) not under investigation by any Governmental Authority for a violation of any Data Protection Law; and (ii) have not, since the Applicable Date, received any notice of any claim, lawsuit, investigation or report from any Person alleging any violation of Data Protection Laws or PCI DSS.

Section 3.19         No Other Company Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company, any of its Affiliates nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Company Ordinary Shares, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Yahoo Parties or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Yahoo Parties acknowledge the foregoing.

Section 3.20       No Other Yahoo Representations or Warranties.  Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Yahoo Party, any of their respective Affiliates nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Yahoo Parties or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions, the transactions contemplated by the Commercial Agreement or any other transactions or potential transactions involving the Company and the Yahoo Parties (including the transactions contemplated by the Transaction Documents).  The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF YAHOO

Yahoo represents and warrants to the Company that:

Section 4.01        Organization; Standing.  Each of the Yahoo Parties is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Yahoo Material Adverse Effect.

Section 4.02         Authority; Noncontravention.

(a)        Each of the Yahoo Parties has, and, as applicable, its respective Affiliates have, all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, and to perform its and their obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated by the Commercial Agreement.  The execution, delivery and performance by the Yahoo Parties and their respective Affiliates, as applicable, of this Agreement and the other Transaction Documents, and the consummation by the Yahoo Parties and their respective Affiliates, as applicable, of the Transactions and the transactions contemplated by the Commercial Agreement, have been duly authorized and approved by all necessary action on the part of the Yahoo Parties and their respective Affiliates, as applicable, and no further action, approval or authorization by any of their respective shareholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Yahoo Parties and their respective  Affiliates, as applicable, of this Agreement and the other Transaction Documents and the consummation by Yahoo and its Affiliates, as applicable, of the Transactions and the transactions contemplated by the Commercial Agreement.  This Agreement has been, and at the Closing the other Transaction Documents to which the Yahoo Parties and their respective Affiliates, as applicable, are party will be, duly executed and delivered by the Yahoo Parties and their respective Affiliates, as applicable, and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company and its Subsidiaries, as applicable, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Yahoo Parties and their respective applicable Affiliates, enforceable against the Yahoo Parties and their respective Affiliates, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)        Neither the execution and delivery of this Agreement or the other Transaction Documents by the Yahoo Parties and their respective Affiliates, as applicable, nor the consummation by the Yahoo Parties of the Transactions and the transactions contemplated by the Commercial Agreement, nor performance or compliance by the Yahoo Parties and their respective Affiliates, as applicable, with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Organizational Documents of a Yahoo Party or its Affiliates, as applicable, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to a Yahoo Party, any of its Subsidiaries or any of its Affiliates, as applicable, or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which a Yahoo Party, any of its Subsidiaries or any of its Affiliates, as applicable, is a party or accelerate a Yahoo Party’s or, if applicable, any of its Subsidiaries’ or its Affiliates’, as applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Yahoo Material Adverse Effect.

Section 4.03       Governmental Approvals.  Except for the Required Approvals, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority that would be required to be obtained or made by or on behalf of the Yahoo Parties is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Yahoo Parties, the performance by the Yahoo Parties of their obligations hereunder and thereunder and the consummation by the Yahoo Parties of the Transactions and the transactions contemplated by the Commercial Agreement, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Yahoo Material Adverse Effect.

Section 4.04         Ownership of Company Stock.  Neither the Yahoo Parties nor any of their respective Affiliates owns any capital stock of the Company.

Section 4.05      Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions or the transactions contemplated by the Commercial Agreement based upon arrangements made by or on behalf of a Yahoo Party or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by a Yahoo Party.

Section 4.06        Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Yahoo Parties specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendment or supplement thereto) will, on the date it is filed with the SEC, on the date it is first mailed to the holders of Company Ordinary Shares and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, the Yahoo Parties make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.07         Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by the Yahoo Parties and their Representatives, the Yahoo Parties and their Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations.  Each of the Yahoo Parties hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Yahoo Party is familiar, that such Yahoo Party is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to such Yahoo Party (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article III of this Agreement, such Yahoo Party will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto, except with respect to Fraud.

Section 4.08         Private Placement Matters.  Each of the Yahoo Parties acknowledges that the offer and sale of the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares have not been registered under the Securities Act or under any state or other applicable securities Laws.  Each of the Yahoo Parties (a) acknowledges that it is acquiring the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non‑Voting Ordinary Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Primary Issuance Company Ordinary Shares or any of the  Primary Issuance Company Non-Voting Ordinary Shares, except in compliance with the Transaction Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares and (ii) a total loss in respect of such investment.  Each of the Yahoo Parties has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares and to protect its own interest in connection with such investment.

Section 4.09         [Reserved].

Section 4.10       No Critical Technology.  The Gemini Platform does not individually or collectively produce, design, test, manufacture, fabricate, or develop any critical technologies, as defined in 31 C.F.R. § 800.215.

Section 4.11         No Other Company Representations or Warranties.  Except for the representations and warranties expressly set forth in Article III, each of the Yahoo Parties hereby acknowledges that neither the Company nor any of its Subsidiaries or Affiliates, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to such Yahoo Party or any of its Representatives or any information developed by such Yahoo Party or any of its Representatives or (b) will have or be subject to any liability to such Yahoo Party resulting from the delivery, dissemination or any other distribution to such Yahoo Party or any of its Representatives, or the use by such Yahoo Party or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to such Yahoo Party or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions, the transactions contemplated by the Commercial Agreement or any other transactions or potential transactions involving the Company and such Yahoo Party (including the transactions contemplated by the Transaction Documents).  Each of the Yahoo Parties, on behalf of itself and on behalf of its respective Affiliates, expressly waive any such claim relating to the foregoing matters, except with respect to Fraud.  Each of the Yahoo Parties hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions and the transactions contemplated by the Transaction Documents, such Yahoo Party and its Affiliates and Representatives have relied on the results of their own independent investigation.

Section 4.12       No Other Yahoo Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, neither Yahoo Party, any of its Affiliates nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Yahoo Parties or any of their respective Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in this Article IV, will have or be subject to any liability to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions, the transactions contemplated by the Commercial Agreement or any other transactions or potential transactions involving the Company and a Yahoo Party (including the transactions contemplated by the Transaction Documents).  The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01     Company Negative Covenants.  Except as required by applicable Law, as expressly contemplated, required or permitted by this Agreement (including the Articles Amendment), during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Yahoo Parties otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned the Company shall not, and shall not permit any of its Subsidiaries to:

(a)         redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except pursuant to (1) the cashless exercise of Company Options or the withholding of Taxes with respect to the exercise of Company Options or the vesting and/or settlement of Company Restricted Stock Awards and Company RSU Awards or (2) any share repurchase program that has been approved by the Company Board and the Tel Aviv District Court Economic Department or other Israeli court of competent jurisdiction;

(b)         establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, except for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(c)        amend the Company’s Organizational Documents in a manner that would adversely impact the rights and privileges of the Company Ordinary Shares or Company Non-Voting Ordinary Shares;

(d)          liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize the Company or its Significant Subsidiaries; or

(e)        agree or commit to do any of the foregoing; provided that, without limiting Section 8.13, nothing in this Agreement shall limit the Company’s ability to effect a stock split or reverse stock split.

Section 5.02         Further Action; Reasonable Best Efforts; Filings.

(a)         Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and the transactions contemplated by the Commercial Agreement as promptly as practicable, including (i) the obtaining of all necessary actions, waivers, registrations, permits, authorizations, Judgments, clearances, consents and approvals from Governmental Authorities (“Regulatory Approvals”), the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, any third parties necessary, proper or advisable to consummate the Transactions and the transactions contemplated by the Commercial Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and the transactions contemplated by the Commercial Agreement and to fully carry out the purposes of this Agreement and the Commercial Agreement.

(b)         Subject to applicable Law, the parties and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Transactions and the transactions contemplated by the Commercial Agreement and in connection with any investigation or other inquiry by or before any Governmental Authority relating to the Transactions or the transactions contemplated by the Commercial Agreement, including any Action initiated by a private Person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions or the transactions contemplated by the Commercial Agreement and of any material communication received or given in connection with any Action by a private Person, in each case regarding any of the Transactions or the transactions contemplated by the Commercial Agreement, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, any applicable Governmental Authority and (iv) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions or the transactions contemplated by the Commercial Agreement.  In furtherance of the foregoing, the parties hereto shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and their respective counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions or the transactions contemplated by the Commercial Agreement; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any third party and/or any Governmental Authority in connection with the Transactions or the transactions contemplated by the Commercial Agreement or any governmental inquiry, investigation or Action with respect thereto.  Notwithstanding anything to the contrary in this Section 5.02, materials provided to the other parties or their respective counsel may be redacted or withheld as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  If and to the extent applicable, each of the parties hereunder acknowledges that it is aware of the legal restrictions on disclosure of information between competitors, and undertakes to act in conformity with of Directive 2/14 of the ICA: Disclosure of Information between Competitors.

(c)       Subject to the obligations under this Section 5.02, in the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Transactions or the transactions contemplated by the Commercial Agreement, or any other agreement contemplated hereby, (i) each party shall cooperate in all material respects with each other and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the transactions contemplated by the Commercial Agreement, and (ii) each party must defend any such Action.

(d)         Subject to Schedule I, the Company and the Yahoo Parties shall file or cause to be filed, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement (or, if any Governmental Authority contacts the parties hereto and advises the parties hereto that a filing and/or notification to such Governmental Authority is required, and the parties hereto determine that such filing and/or notification is required to obtain the Required Approvals, promptly after such determination), any filings and/or notifications under applicable Regulatory Laws and as required to obtain the Required Approvals.

(e)          Subject to the terms and conditions of this Section 5.02, each party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions or the transactions contemplated by the Commercial Agreement under any Regulatory Laws.  In connection therewith, subject to the terms and conditions of this Section 5.02, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01) and, if the Closing occurs, for so long as the Commercial Agreement remain in effect, if any Action is instituted (or threatened to be instituted) challenging the Transactions or the transactions contemplated by the Commercial Agreement under any Regulatory Laws, each party shall use its reasonable best efforts to initiate and/or participate in any Actions, whether judicial or administrative, to (i) oppose or defend against any Action by any Governmental Authority to prevent, delay, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Authority to block the consummation of the Transactions or the transactions contemplated by the Commercial Agreement, including by defending any such Action brought by any Governmental Authority to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Judgment that makes illegal, or prohibits the consummation of, the Transactions or the transactions contemplated by the Commercial Agreement resulting from any such Action.

(f)         Each party shall use its reasonable best efforts to avoid or eliminate each and every impediment under any Regulatory Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Termination Date); provided, however, the parties hereto understand and agree that such reasonable best efforts shall not be deemed to include, and nothing in this Agreement shall require any party to, (x) propose, negotiate, agree to, commit to and effect, by consent decree, hold separate Judgment, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Company or any of its Subsidiaries or the Yahoo Parties or any of their Affiliates, (y) agree to any modifications or revisions to any of the terms of the Commercial Agreement, and (z) otherwise take or commit to take actions, or agree to restrictions, that after the Closing would limit the freedom of action of the Company or any of its Subsidiaries or the Yahoo Parties or any of their Affiliates with respect to, or its or their ability to retain, any businesses, product lines or assets of the Company or any of its Subsidiaries or the Yahoo Parties or any of their Affiliates.

(g)        Whether or not the Transactions are consummated and, if the Transactions are consummated, whether before, at or after the Closing, except with respect to any filing fees for any third party or any Governmental Authority to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Judgment or approval pursuant to this Section 5.02 which shall be borne by the party incurring such expense, each of the Company, on the one hand, and the Yahoo Parties, on the other hand, shall be responsible for one-half of all fees and expenses for any shared advisors (including economist and other professional fees) with respect to such filings.

Section 5.03       Public Disclosure.  The Yahoo Parties and the Company shall, and shall cause their respective Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents, the Transactions or the transactions contemplated by the Commercial Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.  Notwithstanding the foregoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or a Yahoo Party (or any of their respective Affiliates) (a) which does not contain any information relating to the Transactions or the transactions contemplated by the Commercial Agreement that has not been previously announced or made public in accordance with the terms of this Agreement, or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents, the Transactions or the transactions contemplated by the Commercial Agreement.  Notwithstanding the foregoing, the Yahoo Parties and their respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the Transactions in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

Section 5.04     Confidentiality.  Each of the Company and the Yahoo Parties will, and will cause their respective Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the other party, its Subsidiaries or its Affiliates that may be furnished to a party hereto, its Affiliates or their respective Representatives by or on behalf of the other party or any of its Representatives pursuant to (x) this Agreement, or (y) the Non-Disclosure Agreement, dated September 26, 2022, by and between the Company and Yahoo, Inc. (the “Confidentiality Agreement” (the information referred to in clauses (x) and (y) collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Yahoo Parties’ investment in the Company made pursuant to this Agreement and the Commercial Agreement or in connection with the performance of the Commercial Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the receiving party hereto, any of its Affiliates or any of their respective Representatives in violation of this Section 5.04, (ii) was or becomes available to the receiving party hereto, any of its Affiliates or any of their respective Representatives from a source other than the disclosing party hereunder or its Representatives, provided that such source is believed by such receiving party not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the disclosing party or any of its Subsidiaries, (iii) at the time of disclosure is already in the possession of the receiving party, any of its Affiliates or any of their respective Representatives, provided that such information is believed by the receiving party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the disclosing party or any of its Subsidiaries, or (iv) was independently developed by the receiving party, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.  Each party hereto agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to such party’s Affiliates and its and their respective Representatives on a need-to-know basis or (ii) in the event that a party hereto, any of its Affiliates or any of its or their respective Representatives are required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances described in this clause (ii) such party, its Affiliates and its and their respective Representatives, as the case may be, shall use reasonable efforts to provide notice to the other party sufficiently in advance of any such disclosure so that the other party will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

Section 5.05       Stock Exchange Listing.  Promptly following the execution of this Agreement, the Company shall cause Company Ordinary Shares issuable under the terms of this Agreement and the Commercial Agreement (which shall include Company Ordinary Shares (a) issued in the Primary Issuance and (b) issuable upon the conversion of any Company Non‑Voting Ordinary Shares issued in the Primary Issuance) to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.  From time to time following the Closing Date, the Company will cause the number of Company Ordinary Shares issuable under the terms of this Agreement and the Commercial Agreement (which shall include Company Ordinary Shares (x) issued in the Primary Issuance, and (y) issuable upon the conversion of any Primary Issuance Company Non-Voting Ordinary Shares issued in the Primary Issuance ) to be approved for listing on NASDAQ, subject to official notice of issuance.  The Company agrees to comply with any other information or filing requirement or request from NASDAQ that is required to continue the stock exchange listing of the applicable Company Securities following the Closing.

Section 5.06      Transfer Taxes.   The Company shall pay any and all Transfer Taxes incurred as a result of or in connection with the transactions contemplated under this Agreement, including any and all Israeli issuance Taxes due on the Primary Issuance. The Company shall timely prepare, with the Yahoo Parties’ cooperation, and file such Tax Return, and the Company agrees to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate in connection with such Tax Return filing.

Section 5.07        Reservation of Company Ordinary Shares.  The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance from and after the Closing Date, the maximum number of Company Ordinary Shares to be issued in connection with the conversion of any Company Non-Voting Ordinary Shares.

Section 5.08         Proxy Statement; Company Shareholder Meeting.

(a)         As promptly as reasonably practicable after the date of this Agreement, but in no event later than November 30, 2022, the Company shall prepare, in consultation with the Yahoo Parties, and file with the SEC the Proxy Statement, including a proxy card.  The parties hereto shall cooperate with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, the Yahoo Parties will cooperate with the Company in the preparation, filing and distribution of the Proxy Statement, including by furnishing to the Company the information relating to any of the Yahoo Parties required by the Exchange Act to be set forth in the Proxy Statement and providing such assistance as reasonably requested by the Company in connection the Proxy Statement.  Each party hereto agrees to promptly (i) correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and (ii) supplement such information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not false or misleading.  The Company shall as soon as reasonably practicable notify the Yahoo Parties in writing of the receipt of any comments from any Governmental Authority with respect to the Proxy Statement and any request by any Governmental Authority for any amendment to the Proxy Statement or for additional information.  The parties hereto shall use their respective reasonable best efforts to resolve all comments received from a Governmental Authority with respect to the Proxy Statement as promptly as practicable after receipt thereof.  Subject to applicable Law, the Company will cause the Proxy Statement to be disseminated to the Company shareholders no later than the second Business Day following the filing thereof with the SEC.

(b)        The Company has established November 21, 2022 as the record date for the Company Shareholder Meeting. The Company, acting through the Company Board (or a duly authorized committee thereof), shall promptly take all action required under applicable Law and the Company’s Organization Documents to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company shareholders for the purpose of the Company Requisite Shareholder Approval in accordance with applicable Law and the Company’s Organizational Documents (including any adjournment or postponement thereof, the “Company Shareholder Meeting”), with such meeting date being held no later than December 30, 2022.  Once established, the Company shall not change the record date or the meeting date for the Company Shareholder Meeting without the prior written consent of the Yahoo Parties (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly required by applicable Law.  Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company, after consultation with the Yahoo Parties, from postponing or adjourning the Company Shareholder Meeting if (A) there are holders of insufficient Company Ordinary Shares present or represented by proxy at the Company Shareholder Meeting to constitute a quorum at the Company Shareholder Meeting, (B) the Company Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that it is required to postpone or adjourn the Company Shareholder Meeting by applicable Law, Judgement or a demand from a Governmental Authority, (C) to allow reasonable additional time to solicit additional proxies to obtain the Company Requisite Shareholder Approval or (D) any information relating to the parties hereto or any of their respective Affiliates, officers or directors has been discovered by the applicable party, and the Company Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that such information is required under applicable Law to be set forth in an amendment or supplement to the Proxy Statement, such that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances in which they were made, not false or misleading, in order to correct such information and file an appropriate amendment or supplement describing such information with the SEC; provided, that, without the prior written consent of the Yahoo Parties (such consent not to be unreasonably withheld, conditioned or delayed), the Company Shareholder Meeting will not be postponed or adjourned (x) by more than ten (10) days or (y) with respect to the foregoing clause (C), by more than thirty (30) days after the date on which the Company Shareholder Meeting was (or was required to be) originally scheduled.  The Company shall solicit from the holders of Company Ordinary Shares proxies in favor of the approval of each of the Company Shareholder Proposals in accordance with applicable Law and the Company’s Organizational Documents and the Company shall use its reasonable best efforts to secure the Company Requisite Shareholder Approval at the Company Shareholder Meeting.  Unless this Agreement is earlier terminated pursuant to Article VII, the Company shall take all action required under applicable Law and the Company’s Organization Documents to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of obtaining the Company Requisite Shareholder Approval in accordance with applicable Law.

(c)          Prior to obtaining the Company Requisite Shareholder Approval, the Company Board (or any committee thereof) shall not (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Yahoo Parties, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, or (ii) publicly propose to do any of the foregoing.

(d)        If the record date is reset and the aggregate number of Company Ordinary Shares held the Supporting Shareholders as of such reset record date is, or is expected to be, less than the aggregate number of Company Ordinary Shares held by the Supporting Shareholders as of the original record date (the “Initial Lock-Up Amount”) by more than a de minimis amount, the Company will use reasonable best efforts to cause additional shareholders of the Company to enter into Voting and Support Agreements such that the aggregate number of Company Ordinary Shares held by shareholders party to the Voting and Support Agreement as of the reset record date is not less than the Initial Lock-Up Amount.

Section 5.09        Shareholder Litigation.  The Company shall give the Yahoo Parties prompt notice of any shareholder litigation against the Company or its directors or officers relating to the Transactions and the transactions contemplated by the Commercial Agreement, and shall give the Yahoo Parties the opportunity to participate (at the Yahoo Parties’ expense) in the defense or settlement of any such litigation.  The Company shall give the Yahoo Parties the right to review and comment (at the Yahoo Parties’ expense) on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.  The Company shall not agree to settle any such litigation to the extent such litigation would in any way bind or impose restrictions on a Yahoo Party, Apollo Global Management, Inc. or any of their respective Affiliates or Representatives or businesses, without the Yahoo Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.10        Takeover Statutes.  None of the parties or their respective boards of directors (or comparable governing bodies) shall take any action that would cause any Takeover Statute to become applicable to this Agreement or any of the Transactions contemplated hereby or the transactions contemplated by the Commercial Agreement and each shall take all necessary steps to exempt (or ensure the continued exemption of) such transactions from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to any of the Transactions contemplated hereby or the transactions contemplated by the Commercial Agreement, each party and the members of their respective boards of directors (or comparable governing bodies) will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Transactions contemplated hereby or the transactions contemplated by the Commercial Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 5.11         Employee Matters.

(a)        Offers of Employment.  The Company will use commercially reasonable efforts, or will cause one of its Subsidiaries to use commercially reasonable efforts to, make an offer of employment prior to the Offer Date to each In-Scope Employee who is then employed with a Yahoo Party or one of its Subsidiaries, for employment commencing on the applicable Transition Date, for a Comparable Position and with compensation, benefits and other terms that are consistent with this Section 5.11, and the requirements of applicable Law (each such offer that meets such terms and requirements, a “Qualifying Offer”), with such employment with the Company or one of its Subsidiaries to relate to the Company’s existing platforms and processes and the Company will train and educate each such In-Scope Employee that accepts a Qualifying Offer on the Company’s existing platforms and processes; provided that such efforts will not require the Yahoo Parties or their Subsidiaries to increase compensation or benefits of any In-Scope Employee. The Company shall notify Yahoo of each In-Scope Employee’s acceptance of a Qualifying Offer promptly after the date of such acceptance, and the applicable Yahoo Party or one of its Subsidiaries, as applicable, shall terminate the employment of such In-Scope Employee effective as of immediately prior to the Transition Date.  Effective as of the applicable Transition Date, the Company will, or will cause one of its Subsidiaries to, employ each In-Scope Employee who accepts a Qualifying Offer.  Each In-Scope Employee who commences employment with the Company or one of its Subsidiaries on the applicable Transition Date is referred to herein as a “Transitioned Employee”.

(b)        Interim Period.  With respect to each In-Scope Employee who accepts a Qualifying Offer, during the period (the “Interim Period”) beginning on the date hereof (or, if later, the date on which such In-Scope Employee becomes an In-Scope Employee) and ending on the earlier of (i) the applicable Transition Date and (ii) the date on which such In-Scope Employee’s employment with the Yahoo Parties and their Subsidiaries terminates, such In-Scope Employee will (x) be assigned to perform substantially the same duties with the Yahoo Parties that such In-Scope Employee performed as of immediately prior to the date hereof (or, if later, the date on which such In-Scope Employee becomes an In-Scope Employee) and (y) subject to Section 5.11(c) receive compensation and benefits from the Yahoo Parties and their Subsidiaries in the same amounts and on the same terms as in effect as of immediately prior to the date hereof (or, if later, the date on which such In-Scope Employee becomes an In-Scope Employee), subject to ordinary course increases and modifications that are not in excess of ten percent on an individual basis, as reasonably determined by the Yahoo Parties or as required by applicable Law or as required by any applicable compensation or benefit plan or agreement, with any increase in excess of ten percent that is not required by applicable Law or required by any applicable compensation or benefit plan or agreement to be subject to the reasonable approval of the Company.  For clarity, the Company and its Subsidiaries will have no obligation to reimburse the Yahoo Parties and their Subsidiaries for any base compensation, short-term incentive compensation or anything relating to any LTI Award (including, without limitation, the vesting thereof) that is earned by any In-Scope Employee for any period prior the applicable Transition Date.

(c)         Retention Awards.  Following the date hereof (or, for any In-Scope Employee who becomes an In-Scope Employee after the date hereof, following the date on which In-Scope Employee becomes an In-Scope Employee), a Yahoo Party shall (or shall cause one of its Subsidiaries to) grant to each In-Scope Employee a cash retention bonus award (a “Retention Award”) in the amounts mutually agreed between the parties hereto. Each Retention Award will be payable by a Yahoo Party (or its Subsidiary) to the applicable In-Scope Employee as soon as practicable following the applicable Transition Date, subject to the In-Scope Employee’s (i) successful achievement of the applicable transition performance goals, as reasonably determined by the Yahoo Parties and communicated to the Company, and (ii) commencement of employment with the Company or one of its Subsidiaries on the applicable Transition Date.  In recognition of the Retention Awards being intended to incentivize the In-Scope Employees to support the efforts of the Yahoo Parties to migrate and successfully achieve the migration activities set forth in the Demand Migration Plan and the Technical Integration Plan (each as defined in the Commercial Agreement (the “Migration”), the Company shall reimburse the Yahoo Parties and their Subsidiaries for the Retention Awards that are actually paid to the In-Scope Employee (together with the employer-side Taxes related thereto) promptly (and in no event more than ten (10) Business Days) following the applicable payment date), provided such In-Scope Employee is employed by a Yahoo Party or one of its Subsidiaries as of the Transition Date.

(d)          LTI Awards. Except with respect to the Retention Awards set forth in Section 5.11(c), Yahoo shall retain all liabilities in respect of and in accordance with the terms of each long-term cash incentive or bonus award granted to any Transitioned Employee that is outstanding as of the applicable Transition Date (each, a “Yahoo LTI Award”), whether or not such Yahoo LTI Award is vested as of the applicable Transition Date.  For purposes of such Yahoo LTI Awards only, such Transitioned Employees shall be treated as though involuntarily terminated by Yahoo without cause (or as a result of retirement, as applicable) upon the applicable Transition Date with respect to the accelerated vesting provisions of the Yahoo LTI Awards and Yahoo shall be solely responsible for any liabilities relating to such accelerated vesting (or related accelerated payment).

(e)         Termination Payments.  In recognition of the Company’s desire that the In-Scope Employees remain employed with the Yahoo Parties through the end of the Interim Period in order to support the Migration, if (i) an In-Scope Employee (A) does not timely receive a Qualifying Offer (including if the In-Scope Employee does not receive an offer at all) or (B) receives but rejects a Qualifying Offer, (ii) a Yahoo Party or one of its Subsidiaries terminates the employment of such In-Scope Employee following notice of termination to become effective upon the applicable Transition Date and (iii) the applicable In-Scope Employee continues to be employed by a Yahoo Party or one of its Subsidiaries through the applicable Transition Date, then the Company will promptly (and in no event more than thirty (30) days) following notice from Yahoo, reimburse Yahoo for the costs incurred by the Yahoo Parties and their Subsidiaries to pay or provide severance benefits, accrued vacation payments, convalescence payments, payment in-lieu of notice period and any other termination-related payments or benefits (and, in each case, the related employer-side Taxes) to such In-Scope Employee in accordance with the applicable severance plan or policy maintained by a Yahoo Party or any of its Subsidiaries or any applicable Law (such payment and benefits, and the related employer-side Taxes, collectively, “Termination Payments”).  In addition, if a Yahoo Party or any of its Subsidiaries is required to provide Termination Payments to a Transitioned Employee as a result of the termination of such Transitioned Employee’s employment with such Yahoo Party or Subsidiary, the Company will reimburse Yahoo for such Termination Payments promptly (and in no event more than thirty (30) days) following the date on which such Termination Payments are paid.

(f)        Terms and Conditions of Employment.  In light of the competitive demand for employees with skills and experience of the type possessed by the In-Scope Employees and consistent with the Company’s general compensation practices, each Qualifying Offer will provide, for each Transitioned Employee, for the period commencing on the applicable Transition Date and ending on the first anniversary thereof, (i) at least the same wage rate or cash salary level in effect for such Transitioned Employee immediately prior to the date hereof (unless increased in accordance with Section 5.11(b) hereof), (ii) target short-term incentive compensation and commission opportunities that are no less favorable than the target short-term incentive compensation and commission opportunities provided to similarly situated employees of the Company or its Subsidiaries, (iii) target long-term incentive compensation opportunities that are no less favorable than the target long-term incentive compensation opportunities provided to similarly situated employees of the Company or its Subsidiaries, (iv) severance benefits in amounts and on terms and conditions that are no less favorable than the severance benefits provided to such Transitioned Employee immediately prior to the applicable Transition Date and (v) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Company or its Subsidiaries.  The Company shall (and shall cause its Subsidiaries to), in addition to meeting the applicable requirements of this Section 5.11, comply with any additional obligations or other requirements arising under applicable Laws governing the terms and conditions of employment or termination of employment of the Transitioned Employees.

(g)          Post-Closing Considerations:  In light of the competitive demand for employees with skills and experience of the type possessed by the In-Scope Employees and consistent with the Company’s general compensation and benefits related practices, the Company agrees to the following:

(i)        From the applicable Transition Date, the Company shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts to give each Transitioned Employee credit for vesting and eligibility purposes under each applicable Law and under each employee benefit plan, policy, program, agreement or arrangement, maintained or made available for the benefit of Transitioned Employees after the applicable Transition Date by the Company or any of its Subsidiaries, for such Transitioned Employee’s service prior to the applicable Transition Date with a Yahoo Party and its Subsidiaries and their respective predecessors, to the same extent that such service is recognized by the Company or any of its Subsidiaries immediately prior to the applicable Transition Date; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service or that is inconsistent with the Company’s general compensation and benefits related practices.

(ii)         From the applicable Transition Date, to the extent that any Transitioned Employee (and his or her eligible dependents) becomes eligible to participate in group health plans of the Company or any of its Subsidiaries, the Company shall use commercially reasonable efforts to ensure, or cause to ensure, that such plans (i) do not limit or exclude coverage on the basis of any pre-existing condition of such Transitioned Employee or dependent (other than any limitation already in effect under the corresponding group health plan of a Yahoo Party or any of its Subsidiaries) or on the basis of any other exclusion or waiting period not in effect under the applicable group health plan of a Yahoo Party or any of its Subsidiaries, and (ii) provide such Transitioned Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transitioned Employee under the applicable group health plan of a Yahoo Party or any of its Subsidiaries during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such group health plans of the Company or any of its Subsidiaries.

(iii)       With respect to each Transitioned Employee who, as of immediately prior to the applicable Transition Date, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is maintained by a Yahoo Party or any of its Subsidiaries, the Company shall (or shall cause one of its Subsidiaries to), (i) effective as of the applicable Transition Date or as soon thereafter as administratively feasible, cover such Transitioned Employee, with no waiting period, under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by the Company or one of its Subsidiaries (a “Company 401(k) Plan”), (ii) as soon as reasonably practicable following the applicable Transition Date, (A) provide Transitioned Employees with the opportunity to roll over their 401(k) plan account balances (excluding any outstanding loan balances), and (B) use commercially reasonable efforts to provide Transitioned Employees with the opportunity to roll over their outstanding loan balances, and (iii) prior to the Closing Date, (A) take all such actions as are necessary to ensure that such Company 401(k) Plan will accept all such rollovers of account balances (excluding any outstanding loan balances) and (B) use commercially reasonable efforts to provide that the Company 401(k) Plan will accept all such rollovers of outstanding loan balances.

(h)         No Third-Party Beneficiaries.  Without limiting the generality of Section 8.05, nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by the Company, the Yahoo Parties or any of their respective Subsidiaries, (ii) prevent the Company or its Subsidiaries from terminating the employment of any Transitioned Employee (subject to any severance obligations contemplated by Section 5.11(f)(iv) above) or (iii) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Company, the Yahoo Parties or any of their respective Subsidiaries or any beneficiary or dependent thereof or any other Person.

Section 5.12       Governance Matters.  Effective as of the Closing, the Company Board shall take all actions necessary to elect a designated representative of the Yahoo Parties, who shall be identified by the Yahoo Parties no later than ten (10) Business Days prior to the Closing Date (the “Yahoo Board Nominee”), to serve as a Class III director whose term will expire at the Company’s 2024 annual meeting of the shareholders (including any adjournment or postponement thereof, the “2024 Annual Meeting”).  In the event the Yahoo Board Nominee is unable or unwilling to serve as a director of the Company prior to the 2024 Annual Meeting, the Company agrees that so long as the Commercial Agreement has not been terminated in accordance with its terms, the Yahoo Parties can select any other candidate and the Company shall promptly present such candidate’s nomination to the nominating and governance committee of the Company Board and if acceptable by it, such candidate shall be presented to and approved by the Company Board as a replacement to the Yahoo Board Nominee who is so unable or unwilling to serve (and if any candidate selected by Yahoo Parties is not acceptable by the committee, Yahoo Parties would be entitled to select other candidate to be so presented to the committee in accordance with the above).  In connection with the Closing, upon the Yahoo Board Nominee’s appointment (or such replacement in accordance with the previous sentence), the Company will enter into a customary indemnification agreement with such individual in the same form as agreements entered into with the other Company directors.

Section 5.13        Section 16 Matters.  The Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause acquisitions of Company Ordinary Shares (including the Primary Issuance Company Ordinary Shares and the Primary Issuance Company Non-Voting Ordinary Shares) resulting from the transactions contemplated by this Agreement and the Commercial Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to a Yahoo Party or will become subject to such reporting requirements with respect to a Yahoo Party as a result of the transactions contemplated hereby or by the Commercial Agreement, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01       Conditions to the Obligations of the Parties.  The respective obligations of each of the Company and the Yahoo Parties to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          the Required Approvals shall have been obtained;

(b)          the Company Requisite Shareholder Approval shall have been obtained;

(c)       no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions (whether preliminary or permanent); and

(d)        there shall not have been instituted and remain pending any litigation, suit, action or proceeding by any Governmental Authority (i) challenging or seeking to enjoin or otherwise prohibit consummation of the Transaction or (ii) seeking to impose upon the Company or any of its Subsidiaries or the Yahoo Parties or any of their Affiliates any requirement that the Company or the Yahoo Parties, as applicable, is not required to accept pursuant to Section 5.02(f).

Section 6.02       Conditions to the Obligations of the Company.  The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)         the representations and warranties of Yahoo (i) set forth in Sections 4.01, 4.02(a) and 4.05 (the “Yahoo Fundamental Representations”) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in this Agreement, other than the Yahoo Fundamental Representations, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Yahoo Material Adverse Effect;

(b)         the Yahoo Parties shall have complied with or performed in all material respects their respective obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)         the Company shall have received a certificate, signed on behalf of Yahoo by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03         Conditions to the Obligations of the Yahoo Parties.  The obligations of the Yahoo Parties to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          the representations and warranties of the Company (i) set forth in Sections 3.01(a), 3.02(a), 3.03(a), 3.11, 3.12 and 3.13 (the “Company Fundamental Representations”) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.06(b) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date, and (iii) set forth in this Agreement, other than the Company Fundamental Representations and those set forth in Section 3.06(b), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)         the Company shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing, except with respect to the obligations set forth in Section 5.12 which shall be complied with and performed in all respects;

(c)         the Yahoo Parties shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied; and

(d)         no stop order or suspension of trading shall have been imposed by the NASDAQ, the SEC or any other Governmental Authority with respect to public trading in the Company Ordinary Shares.

ARTICLE VII

TERMINATION; NO SURVIVAL

Section 7.01         Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Company and the Yahoo Parties;

(b)         by either the Company or a Yahoo Party, upon written notice to the other, if the Closing has not occurred on or prior to May 26, 2023 (the “Termination Date”); provided, that if all conditions other than the conditions set forth in Section 6.01(a), Section 6.01(c) (to the extent relating to the matters set forth in Section 6.01(a)) and Section 6.01(d) (to the extent relating to the matters set forth in Section 6.01(a)) and any conditions that by their nature are to be satisfied at the Closing (but which conditions would be expected to be satisfied if the Closing were held on the Termination Date) have been satisfied, then the Termination Date will automatically be extended up to two (2) times for an additional period of three (3) months per extension; provided, further that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b);

(c)         by either the Company or a Yahoo Party, if any Restraint (in the United States or another jurisdiction where a Required Approval applies) enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.02;

(d)        by the Yahoo Parties, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Yahoo Parties stating the Yahoo Parties’ intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Yahoo Parties shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if a Yahoo Party is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied;

(e)          by the Company, if a Yahoo Party shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Yahoo Parties of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied; or

(f)          by either the Company or a Yahoo Party, if the Company Requisite Shareholder Approval shall not have been obtained following a vote taken at the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with this Agreement).

Section 7.02       Notice of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made.

Section 7.03         Effect of Termination; Termination Fees and Expenses.

(a)        In the event of termination of this Agreement by either or both of the Company and the Yahoo Parties pursuant to Section 7.01, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any party to this Agreement, except as set forth below; provided, that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from liability for Fraud or willful and material failure to perform its obligations under this Agreement (which the parties acknowledge and agree, in the case of any damages sought by the Company or the Yahoo Parties, will not be limited to reimbursement of expenses or out-of-pocket costs, and will include the benefit of the bargain lost by the applicable party). Notwithstanding anything to the contrary contained herein, the provisions of Section 2.03 and Schedule IV (Mutual Tax Commitments) (solely with respect to the reimbursement obligations of the parties set forth therein), Section 5.02(f) (Further Action; Reasonable Best Efforts; Filings), Section 5.03 (Public Disclosure), Section 5.04 (Confidentiality), Article VIII (Miscellaneous) and this Section 7.03 shall survive any termination of this Agreement.

(b)         Notwithstanding anything to the contrary herein, if this Agreement is terminated by the Company or a Yahoo Party pursuant to Section 7.01(f), then the Company shall pay to the Yahoo Parties an amount equal to the reasonable and documented fees, expenses and out-of-pocket costs incurred by the Yahoo Parties in connection with the transactions contemplated by this Agreement and the Commercial Agreement (the “Company Payment Amount”); provided, that in no event shall the Company Payment Amount exceed $7,500,000.

(c)         Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) without these agreements, the parties hereto would not enter into this Agreement.  The parties hereto acknowledge and hereby agree that the Company Payment Amount, if, as and when required to be paid pursuant to this Section 7.03, shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate the Yahoo Parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Transaction Documents and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein and in the Commercial Agreement, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Company Payment Amount on more than one occasion.

(d)         Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.03 shall limit the right of the Company or the Yahoo Parties to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of the Company or any other party under this Agreement or any of the Transaction Documents, or other equitable relief as provided in Section 8.07 or in the Transaction Documents, as applicable, (ii) arising out of or in connection with any breach of the Confidentiality Agreement or Section 5.04 or (iii) for liability for Fraud or willful and material failure to perform a party’s obligations under this Agreement.

Section 7.04       No Survival.  None of the representations and warranties contained in this Agreement or in the certificates delivered at the Closing pursuant to this Agreement or in any other agreement, document or instrument contemplated by this Agreement shall survive the Closing, and no claim shall be brought by any Person in respect of any such representation and warranty after the Closing.  None of the agreements, obligations or covenants of any party to be performed by any party before the Closing shall survive the Closing, and no claim shall be brought by any Person in respect of any such agreement, obligation or covenant after the Closing.  Unless otherwise indicated, agreements, obligations and covenants set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing in accordance with their terms.

ARTICLE VIII

MISCELLANEOUS

Section 8.01        Amendments; Waivers.  Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that after receipt of the Company Requisite Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without the effectiveness thereof being subject to the approval of the shareholders of the Company.

Section 8.02         Extension of Time, Waiver, Etc..  The Company and the Yahoo Parties may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company or a Yahoo Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, except that a Yahoo Party may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of such Yahoo Party, but any such transfer or assignment will not relieve such Yahoo Party of any of its obligations hereunder.

Section 8.04      Counterparts.  This Agreement and any other Transaction Documents may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05        Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Annexes and Schedules hereto, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder, except that Section 8.14 shall be for the benefit of, and enforceable by, each of the Related Parties.

Section 8.06         Governing Law; Jurisdiction.

(a)          This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors and the procedures for implementing the Transactions, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

(b)        All Actions arising out of or relating to this Agreement shall be heard and determined in the United States District Court for the Southern District of New York, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any New York State court sitting in New York City, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action.  The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07       Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Yahoo Parties to cause the Primary Issuance to be consummated on the terms and subject to the conditions set forth in this Agreement and the Commercial Agreement) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Yahoo Parties would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such Judgment.

Section 8.08      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09          Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

Taboola.com Ltd.
2 Jabotinsky Street, 32 FL.,
Ramat Gan 5250501
Israel
Attention:	General Counsel
Email:	[*****]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardell LLP
450 Lexington Avenue
New York, New York
Attention:	Michael Kaplan
Lee Hochbaum
E-mail:	[*****]
and

Meitar | Law Offices
16 Abba Hillel Road
Ramat Gan, 5250608, Israel
Attention:	Alon Sahar, Adv
Shachar Hadar
E-mail:	[*****]

(b)	If to the Yahoo Parties, to it at:

c/o Yahoo Inc.
770 Broadway 4th Floor
New York, New York 10003
Attention: Deputy General Counsel, Transactions
Email:	[*****]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Taurie M. Zeitzer
Justin S. Rosenberg
E-mail:	[*****]

and

Erdinast, Ben Nathan, Toledano & Co.
4 Berkowitz St.
Tel Aviv, 6423806, Israel
Attention:	Doni Toledano
Nitzan Aberbach
E-mail:	[*****]

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10       Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11         Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transactions and the transactions contemplated by the Commercial Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  The Company shall be solely responsible for all expenses incurred in connection with the filing, printing and mailing of the Proxy Statement.

Section 8.12         Interpretation.

(a)         When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to the Yahoo Parties” and words of similar import refer to documents delivered in writing or electronically to a Yahoo Party or its Representatives at or prior to the execution of this Agreement.  The words “ordinary course of business” shall be deemed to include any action taken or not taken by the Company  acting in good faith in response to the actual or anticipated effects of COVID-19 on the Company or any of its Subsidiaries.  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  In the event that the Company Ordinary Shares is listed on a national securities exchange other than the NASDAQ, all references herein to the NASDAQ shall be deemed to be references to such other national securities exchange.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13        Adjustments in Share Numbers and Prices.  In the event of any stock split, subdivision, dividend or distribution to all shareholders of the Company payable in Company Ordinary Shares or Company Non-Voting Ordinary Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Company Ordinary Shares or Company Non-Voting Ordinary Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in this Agreement or in any other Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

Section 8.14         Non-Recourse.  Each party hereto agrees, on behalf of itself and its respective Affiliates, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the other Transaction Documents, the Transactions or the transactions contemplated by the Commercial Agreement, (b) the negotiation, execution or performance of this Agreement, the other Transaction Documents or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the other Transaction Documents or such other agreement), (c) any breach or violation of this Agreement, the other Transaction Documents, or any other agreement referenced herein, and (d) any failure of the transactions contemplated hereby or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or, in the case of the other Transaction Documents and the other agreements referenced herein, the persons that are expressly named as parties thereof, and, in accordance with, and subject to the terms and conditions of, this Agreement, such other Transaction Document or such other agreement referenced herein, as applicable.  In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or in connection with any of the Transactions or the transactions contemplated by the Commercial Agreement shall be sought or had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of the immediately preceding sentence, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d) of the immediately preceding sentence.  Notwithstanding anything to the contrary herein or otherwise, except as contemplated in the proviso of the first sentence of this Section 8.14, with respect to each party hereto, no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named party (the “Related Parties”) shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transactions or the transactions contemplated by the Commercial Agreement, or the valid termination or abandonment of any of the foregoing.

Section 8.15         No Partnership Created.  Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TABOOLA.COM LTD.

By:	/s/ Eldad Maniv
Name: Eldad Maniv
Title: President & COO

[Signature Page to Omnibus Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COLLEGE TOP HOLDINGS, INC.

By:	/s/ Monica Mijaleski
Name: Monica Mijaleski
Title: Chief Financial Officer and Treasurer

YAHOO ADTECH JV, LLC

By:	/s/ Monica Mijaleski
Name: Monica Mijaleski
Title: President and Treasurer

[Signature Page to Omnibus Agreement]

SCHEDULE I

SCHEDULE I

REGULATORY APPROVALS

[Intentionally Omitted]

SCHEDULE II

SCHEDULE II

KNOWLEDGE PARTIES

[Intentionally Omitted]

SCHEDULE III

SCHEDULE III

IN-SCOPE EMPLOYEES

[Intentionally Omitted]

SCHEDULE IV

SCHEDULE IV

Mutual Tax Commitments

[Intentionally Omitted]

ANNEX I

ANNEX I

FORM OF VOTING AND SUPPORT AGREEMENT

[Intentionally Omitted]

ANNEX II

ANNEX II

FORM OF INVESTOR RIGHTS AGREEMENT

[Intentionally Omitted]

ANNEX III

ANNEX III

FORM OF ARTICLES AMENDMENT

[Intentionally Omitted]